UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 1, 2012

Date of Report (Date of earliest event reported)

GALECTIN THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

NEVADA	001-31791	04-3562325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE

NEWTON, MASSACHUSETTS 02459

(Address of principal executive offices) (Zip Code)

(617) 559-0033

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Galectin Therapeutics Inc. (the “Company”) announced today that it has appointed Thomas A. McGauley as the Acting Chief Financial Officer of the Company, effective March 6, 2012. Mr. McGauley will serve as Acting Chief Financial Officer until the earlier of September 30, 2012 and the time upon which a permanent Chief Financial Officer can be found. Mr. McGauley replaces Anthony D. Squeglia, who will step down from his current role as Chief Financial Officer and leave the Company upon the expiration of his executive employment agreement on March 6, 2012.

On March 2, 2012, the Company entered into a Consulting Agreement with Mr. McGauley (the “McGauley Agreement”), pursuant to which Mr. McGauley will serve as the Acting Chief Financial Officer of the Company from March 6, 2012 until September 30, 2012. Under the McGauley Agreement, the Company has agreed to pay Mr. McGauley a base fee of $14,250 per month plus $150 for each hour that Mr. McGauley works in excess of 95 hours per month. In addition, the Company has agreed to reimburse Mr. McGauley for all out-of-pocket expenses reasonably incurred by him in the performance of his duties as Acting Chief Financial Officer. The Company may terminate the McGauley Agreement only “for cause,” as defined in the agreement. If Mr. McGauley terminates the McGauley Agreement for “good reason”, as defined in the McGauley Agreement, he is entitled to all fees payable thereunder through the end of the term of the McGauley Agreement. The McGauley Agreement requires Mr. McGauley to assign inventions and other intellectual property to the Company which he conceives or reduces to practice during the term of the McGauley Agreement and for one (1) year thereafter, and to maintain the Company’s confidential information during the term of the McGauley Agreement and thereafter. Mr. McGauley is also subject to a (i) non-competition provision that extends for the duration of the term of the McGauley Agreement and (ii) non-solicitation provision that extends for twelve (12) months after the termination of the McGauley Agreement.

The foregoing description of the McGauley Agreement is a summary only and is qualified in its entirety by reference to the full text of the McGauley Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. McGauley, age 39, has served as the Company’s Director of Finance and Accounting since 2009. From November 2005 to January 2010, Mr. McGauley was the Director of Financial Reporting at deCODE genetics (a former publicly traded international life sciences company headquartered in Iceland). Mr. McGauley previously spent more than seven years in public accounting, most recently as a manager at PricewaterhouseCoopers, where he specialized in life science companies from 2003 to 2005. He has also served as a Captain and Company Commander in the U.S. Army and Massachusetts National Guard. Mr. McGauley is a Certified Public Accountant and holds a B.S. in Business Administration from Stonehill College.

On March 1, 2012, the Company entered into an Amended Employment Agreement (the “Amended Foley Agreement”), which supersedes the Amended Employment Agreement, dated March 8, 2011 (the “Prior Foley Agreement”), between the Company and Maureen E. Foley, the Company’s Chief Operating Officer. Pursuant to the Amended Foley Agreement, the term of the Prior Foley Agreement was extended from March 6, 2012 to June 30, 2012.

A copy of the press release issued by the Company regarding the foregoing employment matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated March 2, 2012, between Galectin Therapeutics Inc. and Thomas A. McGualey

99.1	Press Release of Galectin Therapeutics Inc., dated March 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALECTIN THERAPEUTICS INC.

By:	/s/ Peter G. Traber
Peter G. Traber, M.D. President, Chief Executive Officer & Chief Medical Officer

Date: March 5, 2012